UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

AMENDMENT NO. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

BOLT TECHNOLOGY CORPORATION

(Exact name of registrant as specified in its charter)

Connecticut	06-0773922
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

Four Duke Place, Norwalk, Connecticut	06854
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12 (b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Stock, without par value	American Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: None.

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered.

The Company’s authorized stock consists of 9,000,000 shares of Common Stock, without par value. The holders of Common Stock are entitled to receive such dividends as are from time to time declared by the Board of Directors out of funds legally available therefor. Holders are entitled to one vote per share and upon the Company’s liquidation, dissolution or winding up will share ratably in assets remaining after payment of liabilities. The Common Stock is not redeemable. The holders of the Common Stock have no pre-emptive, conversion or cumulative voting rights. There are no sinking fund provisions for or applicable to the Common Stock. The outstanding shares of Common Stock are not liable to further call or to assessment by the Company.

The Company’s Amended and Restated Certificate of Incorporation, as further amended (the “Certificate”), divides the Company’s Board of Directors into three groups with each group containing approximately the same percentage of the total and with the term of office of one group expiring each year at the annual meeting of shareholders. At each annual meeting of shareholders, directors are elected for a term of office that expires at the third succeeding annual meeting of shareholders after their election. Each director holds office until the expiration of the term for which elected and until such director’s respective successor is elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal.

The Certificate also requires, unless certain specific conditions are met, the vote or consent of the holders of 95% of all shares of stock of the Company entitled to vote in elections of directors for the adoption or authorization of a business combination with any other entity if, as of the record date for the determination of shareholders entitled to notice thereof and to vote thereon or consent thereto (the “Record Date”), such other entity is (i) the beneficial owner, directly or indirectly, of more than 30% of the outstanding shares of stock of the Company entitled to vote in elections of directors (a “30% Holder”) or (ii) an affiliate (as defined in Rule 12b-2 under the Securities Exchange Act of 1934 as in effect on April 1, 1978) of the Company as of the Record Date if such affiliate was a 30% Holder at any time, notwithstanding the fact that such affiliate is not a 30% Holder as of the Record Date. The term “business combination” includes any merger or consolidation of the Company with or into any other corporation, or the sale or lease of all or any substantial part of the assets of the Company to, or any sale or lease to the Company or any subsidiary thereof in exchange for securities of the Company of any asset (except assets having an aggregate fair market value of less than $5 million) of any other entity.

The foregoing description of the Common Stock is qualified in its entirety by the provisions of the Certificate and the Bylaws of the Company, as set forth in the Exhibits to this registration statement which are incorporated by reference in this Item 1.

Item 2. Exhibits.

3.1	Amended and Restated Certificate of Incorporation of the Registrant, as further amended (incorporated by reference to Exhibit 3.1 to Form 10-Q for the quarter ended December 31, 2001).

3.2	By-laws of the Registrant, as amended and restated effective January 16, 2002 (incorporated by reference to Exhibit 3.1 to Form 10-Q for the quarter ended March 31, 2002).

4.1	Specimen of Common Stock certificates. *

*	filed herewith

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

BOLT TECHNOLOGY CORPORATION
(Registrant)

By:	/s/ Raymond M. Soto
Raymond M. Soto
Chairman of the Board, President and Chief Executive Officer

Dated: March 2, 2006

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